Exhibit 99.1

[West Marine Logo]

Contact: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

(831) 761-4229

WEST MARINE REPORTS FIRST QUARTER 2008

OPERATING RESULTS

WATSONVILLE, CA, April 30, 2008—West Marine, Inc. (Nasdaq: WMAR) today released preliminary unaudited operating results for the first quarter of 2008.

Pre-tax net loss for the thirteen weeks ended March 29, 2008 was $25.4 million, or ($0.81) per share after-tax, compared to a pre-tax loss of $18.4 million, or ($0.53) per share after-tax last year.

Net sales for the thirteen weeks ended March 29, 2008 were $113.3 million, compared to net sales of $125.8 million for the thirteen weeks ended March 31, 2007. Comparable store sales for the thirteen weeks ended March 29, 2008 decreased 9.4% compared to the same period a year ago.

Gross profit for the thirteen weeks ended March 29, 2008 was $22.5 million, a decrease of $4.6 million compared to the same period last year. Gross profit as a percentage of net sales was 19.9%, a decrease of 160 basis points compared to 21.5% last year. Due to their relatively fixed nature, occupancy expenses as a percentage of net sales increased by almost 200 basis points on the declining sales, driving this reduction in gross profit percentage. Product margins improved slightly year-over-year.

Selling, general and administrative expense for the thirteen weeks ended March 29, 2008 was $46.8 million, an increase of $2.8 million compared to $44.1 million for the same period last year. The increase primarily was attributable to expenses associated with the ongoing SEC investigation of $1.6 million, higher marketing expenditures of $0.9 million which reflected a change in timing, and foreign exchange losses with an impact of $0.6 million. For the first quarter of 2008, selling, general and administrative expense as a percentage of net sales was 41.4% compared to 35.0% last year. Interest expense was $0.8 million for the first quarter of 2008, down from $1.4 million last year due to reduced debt levels and lower interest rates.

As of March 29, 2008, long-term debt was $89.0 million, which is down $6.6 million, or 6.9%, from this time last year, and is down 40.0% from the same period two years ago.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “Our operating results were mostly in line with our internal expectations, reflective of market softness and weak sales previously announced for the first quarter. While we’ve always experienced a loss in the first quarter, we have taken significant steps to ensure that West Marine remains very strong financially during this current industry downturn. We believe that our present inventory position, our reduced capital spending plan, and our roughly $100 million credit availability will allow us to make appropriate strategic investments and weather current market challenges.

The boating season in North America is just starting to move into high gear, and while we don’t see a dramatic turnaround in customer activity, we are pleased to see a recent slight improvement in sales compared to first quarter results. We remain cautiously optimistic and believe excellent execution of our key strategic initiatives will position West Marine very well for the future.”

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Wednesday, April 30, 2008 at 8:30 AM Pacific Time to discuss first quarter 2008 results. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 44553358. The call leader is Geoff Eisenberg, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available April 30, 2008 at 11:30 AM Pacific Time through May 7, 2008 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the U.S. and Canada and (706) 645-9291 for international calls. The access code is 44553358.

ABOUT WEST MARINE

West Marine, the country’s largest specialty retailer of boating supplies and accessories, has 370 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 80,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s earnings expectations, as well as facts and assumptions underlying these expectations. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including our ability to manage inventory and operating expenses, including legal and administrative costs related to our restatements of prior years’ earnings, continued market softness and unseasonably cold weather or natural disasters, as well as the other factors set forth in West Marine’s Form 10-K for the fiscal year ended December 29, 2007. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	March 29, 2008	As Restated (1) March 31, 2007
ASSETS
Current assets:
Cash	$12,044	$10,493
Trade receivables, net	8,113	7,708
Merchandise inventories	286,899	279,500
Deferred income taxes	8,046	9,209
Other current assets	27,784	30,368

Total current assets	342,886	337,278
Property and equipment, net	66,778	68,907
Goodwill	—	56,905
Intangibles	182	220
Other assets	9,692	4,049

Total assets	$419,538	$467,359

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68,559	$57,713
Accrued expenses	46,040	46,255

Total current liabilities	114,599	103,968
Long-term debt	88,954	95,553
Deferred items and other non-current liabilities	8,560	9,256

Total liabilities	212,113	208,777
Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,917,348 shares issued and 21,893,745 shares outstanding at March 29, 2008, and 21,731,951 shares issued and 21,712,795 shares outstanding at March 31, 2007	22	22
Treasury stock	(348)	(282)
Additional paid-in capital	171,389	166,200
Accumulated other comprehensive income (loss)	(154)	(159)
Retained earnings	36,516	92,801

Total stockholders’ equity	207,425	258,582

Total liabilities and stockholders’ equity	$419,538	$467,359

(1)	Amounts for the first quarter of 2007 reflect the restatement adjustments previously discussed in our Annual Report on Form 10-K for the year ended December 29, 2007. Such corrections and related disclosures will be included in our Form 10-Q for the thirteen weeks ended March 29, 2008 expected to be filed on or before May 8, 2008.

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except per share amounts)

	13 Weeks Ended
	March 29, 2008		As Restated (1) March 31, 2007
Net sales	$113,263	100.0%	$125,783	100.0%
Cost of goods sold	90,778	80.1%	98,693	78.5%

Gross profit	22,485	19.9%	27,090	21.5%
Selling, general and administrative expense	46,821	41.4%	44,055	35.0%
Impairment of long-lived assets	266	0.2%	0	0.0%

Loss from operations	(24,602)	-21.7%	(16,965)	-13.5%
Interest expense	846	0.8%	1,423	1.1%

Loss before income taxes	(25,448)	-22.5%	(18,388)	-14.6%
Benefit from income taxes	(7,787)	-6.9%	(7,036)	-5.6%

Net loss	$(17,661)	-15.6%	$(11,352)	-9.0%

Net loss per common and common equivalent share - basic and diluted	$(0.81)		$(0.53)
Weighted average common and common equivalent shares outstanding - basic and diluted	21,894		21,596

(1)	Amounts for the first quarter of 2007 reflect the restatement adjustments previously discussed in our Annual Report on Form 10-K for the year ended December 29, 2007. Such corrections and related disclosures will be included in our Form 10-Q for the thirteen weeks ended March 29, 2008 expected to be filed on or before May 8, 2008.

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	13 Weeks Ended
	March 29, 2008	As Restated (1) March 31, 2007
Operating activities:
Net loss	$(17,661)	$(11,352)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,725	5,073
Impairment - long-lived assets	266	—
Share-based compensation	418	336
Tax (expense) benefit from equity issuance	(18)	311
Excess tax benefit from share-based compensation	—	(312)
Provision for deferred income taxes	31	410
Provision for doubtful accounts	72	16
Lower of cost or market inventory adjustments	876	1,390
Loss on asset disposals	63	17
Changes in assets and liabilities:
Accounts receivable	(1,481)	(2,011)
Merchandise inventories	(39,468)	(27,827)
Prepaid expenses and other current assets	(6,315)	(6,670)
Other assets	424	(46)
Accounts payable	33,698	19,304
Accrued expenses	(1,736)	564
Deferred items and other non-current liabilities	(2)	696

Net cash used in operating activities	(26,108)	(20,101)

Investing activities:
Proceeds from sales of property and equipment	—	194
Purchases of property and equipment	(4,629)	(3,582)

Net cash used in investing activities	(4,629)	(3,388)

Financing activities:
Borrowings on line of credit	44,989	40,966
Repayments on line of credit	(8,335)	(14,440)
Proceeds from exercise of stock options	1	921
Excess tax benefit from share-based compensation	—	312

Net cash provided by financing activities	36,655	27,759

Net increase (decrease) in cash	5,918	4,270
Cash:
Beginning of period	6,126	6,223

End of period	$12,044	$10,493

(1)	Amounts for the first quarter of 2007 reflect the restatement adjustments previously discussed in our Annual Report on Form 10-K for the year ended December 29, 2007. Such corrections and related disclosures will be included in our Form 10-Q for the thirteen weeks ended March 29, 2008 expected to be filed on or before May 8, 2008.